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EXHIBIT 12(a)


               BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                              (dollars in millions)


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                                                             Six MonthsEnded
                              Year Ended December 31,             June 30,
                            1992     1993     1994   1995     1996       1997
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Earnings:
 1. Income before
     income taxes and
     cumulative effects
     of accounting
     changes              $  906   $1,550   $  869  $  311   $  872   $  498
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)        3,099    3,148    3,884   5,095    5,426    2,732
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates        40       30       45      28       30_____(54)
 4. Earnings including
     interest on deposits  3,965    4,668    4,708   5,378    6,268    3,284
 5. Less: Interest on
           deposits        1,119    1,013      965  1,360     1,355   ___855
 6. Earnings excluding
     interest on deposits $2,846   $3,655   $3,743  $4,018   $4,913   $2,429

Fixed Charges:
 7. Interest Expense      $3,072   $3,122   $3,858  $5,069   $5,400   $2,716
 8. Estimated interest
     component of net
     rental expense           27       26       26      26       26       14
 9. Amortization of debt
     issuance expense          -        -        -       -        -    ____2
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest  3,099    3,148    3,884   5,095    5,426    2,732
11. Add: Capitalized
          interest             -        -        -       -        -   _____-
12. Total fixed charges    3,099    3,148    3,884   5,095    5,426    2,732
13. Less: Interest on
           deposits
           (Line 5)        1,119    1,013      965   1,360    1,355   ___855
14. Fixed charges excluding
     interest on deposits $1,980   $2,135   $2,919  $3,735   $4,071 $  1,877

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)         1.28     1.48     1.21    1.06     1.16     1.20
  Excluding interest on
   deposits
   (Line 6/Line 14)         1.44     1.71     1.28    1.08     1.21     1.29

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